ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell
Ken Chymiak (9l8) 25l-9121	(212) 896-1250
Scott Francis (9l8) 25l-9121	grussell@kcsa.com

ADDVANTAGE TECHNOLOGIES’ SUBSIDIARY, TULSAT, SIGNS NEW
 SYSTEMS INTEGRATOR/RESLLER AGREEMENT WITH CISCO
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Tulsat to become Cisco Premier Partner

BROKEN ARROW, Oklahoma, December 27, 2010 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), announced today that its subsidiary, Tulsat, has entered into a new system integrator/reseller agreement with Cisco, which will enable Tulsat to sell both IT and Service Provider Video Technology Group (“SPVTG”) related products in the United States. This agreement replaces its prior distributor agreement with Cisco, which expired December 20, 2010.

Under the terms of the new agreement, Tulsat will purchase the majority of its new Cisco product inventory through a primary stocking distributor as opposed to purchasing directly from Cisco as it did under the prior agreement.  This is expected to result in slightly higher product costs, but it will lower the Company’s inventory, storage, shipping and handling costs.

Tulsat will also become a Cisco Premier Partner as part of this agreement and has already committed the personnel and resources necessary to attain the Cisco certifications.  As a Cisco Premier Partner, Tulsat will be able to sell both IT and SPVTG-related products as compared to only SPVTG products.

“While this new agreement will change parts of our distribution model, we are looking forward to fully implementing an effective and efficient distribution process with Cisco’s primary stocking distributor in order to ensure our customers’ equipment needs are met.  This new model is expected to reduce our inventory levels required for Cisco equipment, decreasing our costs associated with carrying inventory and increasing our liquidity position.  While we will need to adjust our sales and marketing model for Cisco products under this agreement, we are confident in our sales team’s established network of customers and high level of customer service to drive sales under this new structure,” commented Ken Chymiak, President and CEO of ADDvantage Technologies.

“Since Cisco began to implement modifications to its distribution model almost a year ago, Tulsat has already been operating under many of these contract provisions for the past several months. As such, we have already made many of the adjustments necessary to properly manage this part of our business.”

About Cisco
Cisco, (NASDAQ: CSCO), is the worldwide leader in networking that transforms how people connect, communicate and collaborate. Cisco celebrates 25 years of technological innovation, operating excellence and corporate social responsibility. Information about Cisco can be found at http://www.cisco.com. For ongoing news, please go to http://newsroom.cisco.com/latam.

About ADDvantage Technologies Group
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Cisco, Motorola and Fujitsu Frontech North America, as well as operating a national network of technical repair centers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services and Broadband Remarketing International. For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

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